Exhibit 99.2
FOR IMMEDIATE RELEASE

August 16, 2017

CONTACT:
Investor Relations - (301) 968-9300

AGNC Investment Corp. Announces Redemption of 8.000% Series A Cumulative Redeemable Preferred Stock

Bethesda, MD – August 16, 2017 - AGNC Investment Corp. (Nasdaq: AGNC) ("AGNC" or the “Company”) announced today that it will redeem all 6.9 million of the issued and outstanding shares of its 8.000% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). The redemption amount (the “Redemption Amount”) for the Series A Preferred Stock will be $25.00 per share, plus $0.333 per share of accrued and unpaid dividends to, but not including, the redemption date of September 15, 2017 (the “Redemption Date”).

On the Redemption Date, dividends will cease to accumulate on the shares of the Series A Preferred Stock, shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the Redemption Amount. As the redemption is a redemption in full, the Series A Preferred Stock will cease trading on the NASDAQ Global Select Market.

The redemptions will be made in accordance with the Depository Trust Company's procedures. To collect the Redemption Amount, holders of the Series A Preferred Stock must surrender their shares to Computershare, the Company’s dividend and redemption price disbursing agent, as specified in the Notice of Redemption. Questions regarding these redemptions and related materials should be directed to Computershare Shareholder Services at 800-546-5141 (within the U.S.) or 781-575-2765 (outside the U.S.) from 9:00 am ET to 5:00 pm ET Monday through Friday.

ABOUT AGNC INVESTMENT CORP.
AGNC Investment Corp. is an internally-managed real estate investment trust ("REIT") that invests primarily in residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government-sponsored enterprise or a U.S. Government agency. For further information, please refer to www.AGNC.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of important factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of the Company's assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company's periodic reports filed with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.